News Release

FOR IMMEDIATE RELEASE

PLUG POWER REGAINS COMPLIANCE

WITH NASDAQ LISTING RULES

LATHAM, NY – October 22, 2009 – Plug Power Inc. (NASDAQ: PLUG), a leader in providing clean, reliable energy solutions, announced today that it has received a letter from The NASDAQ Stock Market advising that the Company had regained compliance with The NASDAQ’s minimum bid price listing requirements.

Plug Power had received a notice of deficiency on September 15 stating that the Company was not in compliance with The NASDAQ Marketplace Rule 5450(a)(1) because the bid price of the Company’s common stock had closed below the required minimum $1.00 per share for the previous 30 consecutive business days. Plug Power was notified that it could regain compliance if within 180 days the bid price of the Company’s common stock closed at $1.00 per share or more for a period of at least 10 consecutive trading days.

The letter received from The NASDAQ on October 22, 2009 stated that Plug Power’s common share price had closed above the $1.00 minimum bid price for 10 consecutive trading days, as of market close on October 21, 2009. Therefore, the Company had regained compliance and The NASDAQ advised that the matter is now closed.

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Media Contact:

Katrina Fritz Intwala

Plug Power Inc.

Phone: (518) 782-7700 ext. 1360
media@plugpower.com	Investor Relations Contact: Cathy Yudzevich Plug Power Inc. Phone: (518) 782-7700 ext. 1448 investors@plugpower.com